Exhibit 10.16.2

THIS AMENDMENT (this “Amendment”), dated as of May 8, 2015, to the Option Agreement (as defined below) is entered into by and between CDRF Topco, Inc. (the “Company”), and Ron Williams (the “Director”).

WHEREAS, as evidenced by that certain Director Stock Option Agreement, dated as of January 28, 2014, to which the Company and the Director are parties (the “Option Agreement”), the Company previously granted the Director options to purchase shares of Common Stock pursuant to the CDRF Topco, Inc. Stock Incentive Plan (the “Plan”) (with capitalized terms used herein but not defined herein having the meanings set forth in the Option Agreement or the Plan, as applicable); and

WHEREAS, the Company and the Director intend hereby to make certain modifications to the Option Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as set forth below:

1. Section 2(a) of the Option Agreement shall be deleted and replaced in its entirety with the following (with additions indicated in bold):

Vesting. Except as otherwise provided in Section 6(a) or Section 2(b) of this Agreement, the Options shall become vested in five equal annual installments on the first through fifth anniversaries of the Grant Date, subject to the continuous employment of the Director with the Company until the applicable vesting date; provided, that, if on any date of the Director’s continuous employment the Grant Date Investor Percentage is greater than the vested percentage determined without reference to this proviso, the Options shall become vested as of such date to the extent of the Grant Date Investor Percentage; and provided, further, that if the Director’s service on the Board is terminated in a Special Termination (i.e., by reason of the Director’s death or Disability), any unvested Options held by the Director shall immediately vest as of the effective date of such Special Termination.

2. Section 3(b) of the Option Agreement shall be deleted and replaced in its entirety with the following (with additions indicated in bold and deletions indicated by a strikethrough):

Upon termination of the Director’s services on the Board for any reason, any Options held by the Director that have not vested before the effective date of such termination of services or that do not become vested on such date in accordance with Section 2 shall terminate immediately upon such termination of services and, if the Director’s services are terminated for Cause, all Options

(whether or not then vested or exercisable) shall automatically terminate immediately upon such termination. All vested Options held by the Director following the effective date of a termination of services shall remain exercisable until the first to occur of (i) the 180th day following the effective date of the Director’s termination of services, (ii) the Normal Termination Date or (iii) the cancellation of the Options pursuant to Section 6(a), and if not exercised within such period the Options shall automatically terminate upon the expiration of such period; provided, that the periods provided for under clause (i) shall be tolled, but not beyond the Normal Termination Date, during any period when the exercise of an Option would result in a violation of the terms or provisions of, or a default or event of default under, any of the Financing Agreements.

3. Section 7 of the Option Agreement shall be amended to add the following definition thereto:

“Grant Date Investor Percentage” means a fraction, expressed as a percentage as of any date of determination, the numerator of which is the aggregate number of shares of Common Stock owned by the Investors as of the Effective Date that have been sold, transferred or otherwise disposed of by the Investors to third parties (other than the Company) for value following the Effective Date, and the denominator of which is the aggregate number of shares of Common Stock owned by the Investors as of the Effective Date.

4. Except as amended hereby, the Option Agreement shall remain in full force and effect. After giving effect to this Amendment, each reference in the Option Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Option Agreement shall refer to the Option Agreement as amended by this Amendment.

5. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.

6. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the instrument.

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IN WITNESS WHEREOF, the Company and the Director have duly executed this Amendment as of the date first above written.

CDRF TOPCO, INC.

By:	/s/ William R. Spalding
Name:	William R. Spalding
Title:	CEO

DIRECTOR

/s/ Ron Williams
Ron Williams

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